Exhibit 99.1

Hertz Global Holdings Announces Extension of Global Vehicle Financing Facilities, Unconditional Redemption of 6.75% Senior Notes due 2019, Amendment of Senior Facilities and Execution of New Standalone Letter of Credit Facility

ESTERO, Fla., November 2, 2017 -- Hertz Global Holdings, Inc. (NYSE: HTZ) (the “Company”) today announced that its wholly-owned subsidiary, The Hertz Corporation (“Hertz”), extended approximately $5.3 billion in aggregate principal amount of global bank-funded vehicle financing facilities. The Company also has allocated the remaining net proceeds from the recent issuance of its 7.625% Senior Second Priority Secured Notes that it was holding as restricted cash. Additionally, the Company has amended certain provisions of its Senior Facilities (as defined below) and has entered into a new $400 million standalone letter of credit facility (the “Letter of Credit Facility”). These transactions are liquidity neutral as of the date of their execution and the principal benefits include:

•	Extending its vehicle debt maturities of approximately $5.3 billion in aggregate principal amount of Hertz’s and its subsidiaries’ global bank-funded vehicle financing facilities through March 2020.

•	Extending Hertz’s corporate debt maturity runway by providing for the unconditional redemption in full of $450 million outstanding principal amount of Hertz’s 6.75% Senior Notes due April 2019.

•
Improving the cushion Hertz has under its consolidated first-lien leverage ratio by reducing outstanding first-lien debt by terminating $383 million of available commitments under the senior secured revolving credit facility (the “Senior RCF”). Pro forma for this transaction, Hertz’s consolidated first-lien leverage ratio as of June 30, 2017 would have declined from 2.56x to 1.53x.

•
Creating immediate debt incurrence capacity of $542 million under the $2.4 billion credit facilities basket contained in Hertz’s Senior Facilities (the Senior RCF and the senior secured term facility) as long as such debt incurred is, among other things, junior to the Company’s first-lien debt. If Hertz elects to utilize such capacity, the proceeds from such newly incurred debt would not be required to be used to refinance debt and may be used for working capital, capital expenditures and other purposes of the Company and its subsidiaries.

•	Creating the potential to increase such debt incurrence capacity by an additional $400 million if Hertz elects to utilize a newly executed standalone $400 million Letter of Credit Facility

Thomas Kennedy, Hertz’s Chief Financial Officer, said, “We are pleased with the outcome of our previously discussed plan to extend our fleet maturities, and add incremental debt capacity and covenant cushion. This combination of transactions provides us with flexibility and ensures we have the capacity to optimally execute on our multi-year improvement plan. We appreciate the continued support of our bank group as we work to reposition Hertz for long-term profitable growth.”

The Company also reported that as of November 2, 2017, it had fully repaid all loans outstanding under its Senior RCF.

More detailed information related to these transactions can be found in the Company’s Current Report on Form 8-K filed today and will be provided on its upcoming earnings release call.

ABOUT HERTZ

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands in approximately 9,700 corporate and franchisee locations throughout North America, Europe, The Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide airport general use vehicle rental companies, and the Hertz brand is one of the most recognized in the world. Product and service initiatives such as Hertz Gold Plus Rewards, Ultimate Choice, Carfirmations, Mobile Wi-Fi and unique vehicles offered through the Adrenaline, Dream, Green and Prestige Collections set Hertz apart from the competition. Additionally, The Hertz Corporation owns the vehicle leasing and fleet management leader Donlen Corporation, operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements contained in this release, and in related comments by the Company's management, include “forward-looking statements.” Forward-looking statements include information concerning the Company's liquidity and its possible or assumed future results of operations, including descriptions of its business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate in these circumstances. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company's actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K filed or furnished to the Securities and Exchange Commission (“SEC”). Among other items, such factors could include: any claims, investigations or proceedings arising as a result of the restatement in 2015 of the Company's previously issued financial results; the Company's ability to remediate the material weaknesses in its internal controls over financial reporting; levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets; the effect of the Company's separation of its vehicle and equipment rental businesses, any failure by Herc Holdings Inc. to comply with the agreements entered into in connection with the separation and the Company's ability to obtain the expected benefits of the separation; significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in the Company's markets on rental volume and pricing, including on the Company's pricing policies or use of incentives; increased vehicle costs due to declines in the value of the Company's non-program vehicles; occurrences that disrupt rental activity during the Company's peak periods; the Company's ability to purchase adequate supplies of competitively priced vehicles and risks relating to increases in the cost of the vehicles it purchases; the Company's ability to accurately estimate future levels of rental activity and adjust the number and mix of vehicles used in its rental operations accordingly; the Company's ability to maintain sufficient liquidity and the availability to it of additional or continued sources of financing for its revenue earning vehicles and to refinance its existing indebtedness; the Company's ability to adequately respond to changes in technology and customer demands; the Company's access to third-party distribution channels and related prices, commission structures and transaction volumes; an increase in the Company's vehicle costs or disruption to its rental activity, particularly during its peak periods, due to safety recalls by the manufacturers of its vehicles; a major disruption in the Company's communication or centralized information networks; financial instability of the manufacturers of the Company's vehicles; any impact on the Company from the actions of its franchisees, dealers and independent contractors; the Company's ability to sustain operations during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease); shortages of fuel and increases or volatility in fuel costs; the Company's ability to successfully integrate acquisitions and complete dispositions; the Company's ability to maintain favorable brand recognition; costs and risks associated with litigation and investigations; risks related to the Company's indebtedness, including its substantial amount of debt, its ability to incur substantially more debt, the fact that substantially all of its consolidated assets secure certain of its outstanding indebtedness and increases in interest rates or in its borrowing margins; the Company's ability to meet the financial and other covenants contained in its Senior Facilities, its outstanding unsecured Senior Notes, its outstanding Senior Second Priority Secured Notes and certain asset-backed and asset-based arrangements; changes in accounting principles, or their application or interpretation, and the Company's ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on operating results; risks associated with operating in many different countries, including the risk of a violation or alleged violation of applicable anticorruption or antibribery laws and the Company's ability to repatriate cash from non-U.S. affiliates without adverse tax consequences; the Company's ability to successfully outsource a significant portion of its information technology services or other activities; the Company's ability to successfully implement its finance and information technology transformation programs; changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the Company's operations, the cost thereof or applicable tax rates; changes to the Company's senior management team and the dependence of its business operations on its senior management team; the effect of tangible and intangible asset impairment charges; the Company's exposure to uninsured claims in excess of historical levels; fluctuations in interest rates and commodity prices; the Company's exposure to fluctuations in foreign currency exchange rates and other risks and uncertainties described from time to time in periodic and current reports that the Company files with the SEC.

Additional information concerning these and other factors can be found in the Company's filings with the SEC, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information:
Investor Relations: Leslie Hunziker, (239) 301-6800, investorrelations@hertz.com;
Media: Hertz Media Relations, (844) 845-2180 (toll free), mediarelations@hertz.com